Filed under Rule 424(b)(3)
                                       (File No. 33-60855)

 PROSPECTUS SUPPLEMENT
 TO PROSPECTUS DATED JULY 7, 1995 AND
 PROSPECTUS SUPPLEMENTS THERETO DATED AUGUST 3, 1995 AND SEPTEMBER
 29, 1995

                   BERKSHIRE HATHAWAY INC.

                   SHARES OF COMMON STOCK
                      ($5.00 PAR VALUE)

     This Prospectus Supplement amends and supplements information contained in the section captioned "Selling Shareholders" of that certain Prospectus dated July 7, 1995, as supplemented by that certain Prospectus Supplement dated August 3, 1995 and that certain Prospectus Supplement dated September 29, 1995 (as so supplemented, the "Prospectus"), relating to 7,730 shares (the "Shares") of the Common Stock, par value $5.00 per share ("Common Stock"), of Berkshire Hathaway Inc. (the "Company").

     The date of this Prospectus Supplement is December 8, 1995.

                       _________________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                       _________________________

                         SELLING SHAREHOLDERS

     From time to time one or more of the Selling Shareholders named in the Prospectus may make gifts of Shares to the following organizations, each of which shall be deemed to be a "Selling Shareholder" for purposes of the Prospectus and this Prospectus Supplement:

 The Alpine School District           Utah Festival Opera Company
   Foundation                         Utah Opera Company
 American Indian Services             Utah State Historical Society
 Ballet West                          Utah State University Fund
 Boys and Girls Club of Murray and    Utah Statehood Centennial
   Midvale                              Commission
 Brigham Young University             Utah Symphony
 Brigham Young University Common      United Way of Davis County
   Fund Private Foundation            United Way of The Great Salt Lake
 Christian Heritage Schools             Area
   Association, Inc.                  University of Utah
 Colorado Academy                     Weber State University
 Corporation of the President of      Westminster College of Salt Lake
   The Church of Jesus Christ of        City
   Latter-Day Saints                  WHC Grandchildren Investment, Ltd.
 Dixie College Foundation
 David Eccles Conference Center
   and Peery Egyptian Theatre
 Ensign Peak Foundation
 Fidelity Investments Charitable
   Gift Fund Foundation, Inc.
 Great Salt Lake Council, Inc.,
   Boy Scouts of America
 Jon M. Huntsman Family Community
   Shelter Trust
 Junior Achievement of Utah, Inc.
 Kanesville Restoration, Inc.
 The LDS Hospital-Deseret
   Foundation
 The National Society of the Sons
   of Utah Pioneers
 Ogden Dinosaur Park & Museum
   Foundation
 Old Deseret Foundation
 The Provo School District
 Foundation for Excellence
 Ricks College
 Salt Lake Community College
   Foundation
 The Salt Lake Foundation
 Salt Lake Olympic Organizing
   Committee for the Olympic
   Winter Games of 2002
 Shelter the Homeless Committee,
   Inc.
 Syracuse Museum Foundation
 United Way of Davis County
 Utah Boys Ranch
 Utah Chamber Artists, Inc.

     The number of Shares beneficially owned by those particular Selling Shareholders named in the Prospectus will decrease as and when they make such gifts. The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of the date of this Prospectus Supplement by certain of those Selling Shareholders.

           SHAREHOLDER NAME                              NUMBER OF SHARES

           William H. Child                                   3205

           Nancy C. Evensen                                    260

           David R. Child                                      395

           Karen Child-Van Alfen                               261

           William H. Child, as Custodian for
           Michael William Child under the
           Utah Uniform Transfers to Minors Act                263

           Susan Kathleen C. Markham                           251

           Tamara Lynn C. Petersen                             251

           Sheldon F. Child                                    464

           Joan H. Child and William H. Child,
           as Trustees of The SFC/JHC Family
           Trust dated 12-31-92                                110

           Patricia A. Child and Sheldon F. Child,
           as Trustees of The Child Omega Trust
           dated 12-20-93                                        1

     The information regarding the beneficial ownership of the Company's Common Stock by each of the other Selling Shareholders listed under "Selling Shareholders" in the Prospectus is unchanged as of the date of this Prospectus Supplement.

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